Exhibit 10.1

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amendment to Third Amended and Restated Credit Agreement, dated as of June 5, 2019 (this “Amendment”), is among Altair Engineering Inc. (the “Borrower”), the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

RECITAL

The Borrower, the Lenders party thereto and the Administrative Agent are parties to a Third Amended and Restated Credit Agreement dated as of October 18, 2017 (as it may be amended or modified from time to time, the “Credit Agreement”). The Borrower desires to amend the Credit Agreement as set forth herein and the Lenders are willing to do so in accordance with the terms hereof. Capitalized terms used herein, but not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.

AMENDMENTS

Upon the satisfaction of the conditions set forth in Article 4 hereof, the Credit Agreement shall be amended as follows:

1.1    The following definitions are added to Section 1.01 of the Credit Agreement in their respective alphabetical location:

“Convertible Senior Notes” means the Borrower’s 0.25% Convertible Senior Notes in the principal amount of $200,000,000 (or $230,000,000 if the underwriters’ option to purchase additional Convertible Senior Notes on the same terms is exercised in full), due June 1, 2024.

“Convertible Securities” means any Indebtedness of the Borrower or any Subsidiary that is or will become, upon the occurrence of certain specified events or after the passage of a specified amount of time, (a) convertible into, or exchangeable for, Qualified Equity Interests of the Borrower (and cash in lieu of fractional shares), call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests of the Borrower and/or cash (in an amount determined by reference to the price of such Equity Interests) and/or (b) sold as units with call options, warrants, rights or obligations to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Equity Interests of the Borrower and/or cash (in an amount determined by reference to the price of such Equity Interests).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Liquidity” at any time, the sum of Unrestricted Cash and Cash Equivalents plus the amount that could be but is not borrowed under Section 2.01.

“Permitted Bond Hedge Transaction” means (a) any call option or capped call option (or substantively equivalent derivative transaction) on the common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower or any of its Subsidiaries in connection with an incurrence of Convertible Securities,, and (b) any call option or capped call option (or substantively equivalent derivative transaction) replacing or refinancing the foregoing; provided that (x) the sum of (i) the purchase price for any Permitted Convertible Indebtedness Call Transaction it is refinancing or replacing, if any, minus (ii) the cash proceeds received upon the termination or the retirement of the Permitted Convertible Indebtedness Call Transaction it is replacing or refinancing, if any, less (y) the sum of (i) the cash proceeds from the sale of the related Permitted Warrant Transaction plus (ii) the cash proceeds from the Permitted Warrant Transaction refinancing or replacing such related Permitted Warrant Transaction, if any, minus (iii) the amount paid upon termination or retirement of such related Permitted Warrant Transaction, if any, does not exceed the Net Proceeds from the incurrence of the related Convertible Securities.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Warrant Transaction” means any call options, warrants or rights to purchase (or substantively equivalent derivative transactions) on common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased or sold by the Borrower or any of its Subsidiaries concurrently with a Permitted Bond Hedge Transaction.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Second Amendment” means the Second Amendment to the Third Amended and Restated Credit Agreement dated as of the Second Amendment Effective Date by and among the Borrower, the Lenders party thereto and the Administrative Agent.

“Second Amendment Effective Date” means June 5, 2019.

“Senior Secured Leverage Ratio” shall mean, at any time, the ratio of (a) Consolidated Net Indebtedness at such time that is secured by a Lien on any assets (including Equity Interests) of any of the Borrower or any of its Subsidiaries to (b) Consolidated EBITDA as calculated for the four consecutive Fiscal Quarters of the Borrower most recently ended.

1.2    The following definitions in Section 1.01 of the Credit Agreement are restated as follows:

“Consolidated EBITDA” means, with respect to any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining such Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, (b) expense for income taxes, (c) depreciation, (d)

amortization, (e) non-cash charges, including the Option Acceleration Non-Cash Charge, but excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash items in any future period or the amortization of a prepaid cash item that was paid in a prior period and any non-cash charge that relates to the write-down or write-off of inventory, (f) losses from the sale of assets incurred other than in the ordinary course of business, (g) non-recurring severance and restructuring charges in an aggregate amount not exceeding $2,000,000 in any twelve (12) month period incurred in connection with Permitted Acquisitions, (h) reasonable transaction fees, expenses and other charges (including payments due to acceleration of compensation arrangements) related to the issuance of Equity Interests or Indebtedness of the Companies and Permitted Acquisitions (whether or not successfully consummated), (i) extraordinary losses, and (j) any cash charges relating to any redemption of Equity Interests, minus, to the extent included in Consolidated Net Income for such period, extraordinary gains (as determined in accordance with GAAP), non-cash items of income and gains from the sale of assets realized other than in the ordinary course of business, plus the amount of any increase (or minus the amount of any decrease) in deferred revenue for such period, all calculated for the Companies on a consolidated basis.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding (a) any debt securities convertible or exchangeable into any of the foregoing (including Convertible Securities) and (b) any Permitted Convertible Indebtedness Call Transactions.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Companies in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Company in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Company would be required to pay if such Swap Agreement were terminated at such time.

“Termination Date” means the earlier of (a) December 15, 2023 and (b) the date of the termination of the Revolving Commitment.

1.3    Each reference to “Leverage Ratio” in the definition of Applicable Margin, the definition of Permitted Acquisition and in Section 2.23 to “Leverage Ratio” is replaced with “Senior Secured Leverage Ratio”, respectively, and the reference in Section 2.23 to “Section 6.13” is replaced with “Section 6.14”.

1.4    Section 1.04 of the Credit Agreement is amended by (a) replacing the reference therein to “the Interest Coverage Ratio and Leverage Ratio” with “the Interest Coverage Ratio, the Leverage Ratio and the Senior Secured Leverage Ratio, and (b) adding the following to the end thereof: “For the avoidance of doubt, and without limitation of the foregoing, Convertible Securities shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof. Notwithstanding anything to the contrary contained in Section 1.04 or in the definition of “Capital Lease Obligations”, all obligations of the Borrower and its Subsidiaries that are or would have been treated as operating leases as determined in accordance with GAAP immediately prior to the issuance of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be treated as capital or finance leases hereunder due to such issuance, whether or not such obligations were in effect as of the date such update was issued and regardless of whether GAAP requires such obligations to be treated as capitalized lease obligations or finance lease obligations in the financial statements.”

1.5    Section 5.11 of the Credit Agreement is deleted.

1.6    Section 6.01 of the Credit Agreement is restated as follows:

SECTION 6.01 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)     Indebtedness created hereunder;

(b)    Indebtedness existing on the Second Amendment Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)    Indebtedness of any Company incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $10,000,000 (exclusive of the Indebtedness described on Schedule 6.01(c) hereto, provided that the Indebtedness described on Schedule 6.01(c) may not be increased (as reduced from time to time) or extended) at any time outstanding;

(d)    Unsecured Indebtedness not to exceed $1,000,000 in aggregate principal amount at any time outstanding owing by any Foreign Subsidiary to the Borrower;

(e)    Indebtedness not to exceed $12,000,000 in aggregate principal amount at any time outstanding owing by any Foreign Subsidiary;

(f)    Indebtedness in connection with Swap Agreements and Swap Agreement Obligations permitted under Section 6.05;

(g)    Indebtedness in connection with the investments permitted under Section 6.04;

(h)    Indebtedness in connection with the redemptions by the Borrower of its Equity Interests pursuant to Sections 6.06(c) or (d);

(i)     Intercompany Indebtedness among the Borrower and its Domestic Subsidiaries, provided that any such Indebtedness owing by the Borrower is subordinated to the Secured Obligations on terms acceptable to the Administrative Agent;

(j)    Matured and contingent obligations under the Indemnity Agreement in an aggregate amount not to exceed $5,000,000;

(k)    The Deferred Runtime Payment; and

(l)    Other unsecured Indebtedness not to exceed $250,000,000 in aggregate principal amount at any time outstanding.

1.7    Reference in Section 6.03(a)(i) of the Credit Agreement to “$500,000” is replaced with “$5,000,000” and the word “and” prior to clause (vi) is deleted and the following is added at the end of the existing language to read as follows “and (vii) the settlement or early termination of any Permitted Convertible Indebtedness Call Transaction”.

1.8    The following new Section 6.03(c) is added to the Credit Agreement:

(c)    The Borrower will not, and will not permit any of its Subsidiaries to, consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.09 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

1.9    Section 6.04 of the Credit Agreement is restated as follows:

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a)    Permitted Investments;

(b)    investments existing on the Second Amendment Effective Date and set forth in Schedule 6.04, without any increase in the outstanding amount thereof (without giving effect to any write down or decrease in the value thereof);

(c)    Guarantees constituting Indebtedness permitted by Section 6.01;

(d)    the redemption by the Borrower of its Equity Interests pursuant to Restricted Payments permitted under Sections 6.06(c) or (d);

(e)    investments in Foreign Subsidiaries (excluding Permitted Acquisitions), provided that (i) the aggregate amount paid or payable for all such acquisitions shall not exceed $5,000,000 in the aggregate (based on the amount when made, and without giving effect to any write down or decrease in the value thereof) during the term of this Agreement, and (ii) no Event of Default or Default exists or would be caused thereby;

(f)    investments in Domestic Subsidiaries, including, without limitation, the acquisition of Equity Interests;

(g)    Indebtedness permitted under Section 6.01(d) or (i);

(h)    Permitted Acquisitions;

(i)    investments by the Borrower or any Subsidiary that issued Convertible Securities consisting of the Convertible Securities acquired in connection with the conversion or exchange of the Convertible Securities; provided that (x) to the extent such Convertible Securities are converted or exchanged into Equity Interests, such Equity Interests shall be Qualified Equity Interests of the Borrower, and (y) to the extent such conversion or exchange involves any cash payment or any other payment not consisting of Qualified Equity Interests of the Borrower, no Default exists or would be caused thereby and Liquidity pro forma giving effect to such payment is greater than $25,000,000;

(j)    investments represented by Permitted Convertible Indebtedness Call Transactions; and

(k)    other investments not to exceed $10,000,000 in the aggregate (based on the amount when made, and without giving effect to any write down or decrease in the value thereof) during the term of this Agreement, provided that if on a pro forma basis for the investment, the Leverage Ratio would be equal to or greater than 2.00:1.00, then such investments shall be limited to $2,000,000 in the aggregate, provided in either case no Event of Default or Default exists or would be caused thereby.

1.10    Section 6.06 of the Credit Agreement is restated as follows:

SECTION 6.06 Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common Equity Interests, redeem Indebtedness solely with the issuance of Qualified Equity Interests or purchase, redeem, retire, acquire, cancel or terminate any debt securities convertible or exchangeable for Equity Securities with the issuance of Qualified Equity Interests and cash in lieu of fractional shares of any such Qualified Equity Interests, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) if no Default exists or would be caused thereby (both before and after giving effect to any of the following redemptions, including without limitation each installment thereon), the Borrower may redeem its Equity Interests issued as part of the consideration for any Permitted Acquisition in an amount not to exceed $20,000,000 in the aggregate in any Fiscal Year, (d) if no Default exists or would be caused thereby (both before and after giving effect to any such Restricted Payment), other Restricted Payments (other than in connection with a purchase, redemption, call, defeasance or prepayment of Indebtedness for cash pursuant to Section 6.11(e)), provided that such other Restricted Payments shall not exceed $20,000,000 in the aggregate in any Fiscal Year if, on a pro forma basis after giving effect to such Restricted Payment, the Senior Secured Leverage Ratio is greater than 1.50:1.0, and (e) a purchase, redemption, call, defeasance or prepayment of the Senior Convertible Notes if permitted under Section 6.11(e).

1.11    Section 6.11 of the Credit Agreement is restated as follows:

Section 6.11 Prepayment of Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, voluntarily purchase, redeem, call, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Secured Obligations; (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance herewith; (c) Indebtedness permitted hereunder upon any permitted refinancing thereof in accordance therewith; (d) the redemption or other prepayment of the Senior Convertible Notes solely with the issuance of Qualified Equity Interests, and (e) the Senior Convertible Notes if no Default exists or would be caused thereby and, to the extent such purchase, redemption, call, defeasance or prepayment involves payment in cash, Liquidity pro forma giving effect to such payment is greater than $25,000,000.

1.12    Section 6.13 of the Credit Agreement is restated as follows:

SECTION 6.13 Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than 5.00 to 1.0 as of the end of any Fiscal Quarter.

1.13    The following new Section 6.14 is added to the Credit Agreement:

SECTION 6.14 Senior Secured Leverage Ratio. The Borrower will not permit the Senior Secured Leverage Ratio to be greater than 3.00 to 1.0 as of the end of any Fiscal Quarter.

ARTICLE 2.

REPRESENTATIONS.

In order to induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party represents and warrants to each Lender and the Administrative Agent that the following statements are true, correct and complete as of the Second Amendment Effective Date:

2.1    The execution, delivery and performance of this Amendment are within its powers and have been duly authorized by it.

2.2    This Amendment is the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2.3    After giving effect to the amendments herein contained, the representations and warranties of each Loan Party set forth in the Credit Agreement or in any other Loan Document shall be true and correct in all material respects on and as of the Second Amendment Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

2.4    After giving effect to the amendments herein contained, no Default shall have occurred and be continuing.

ARTICLE 3.

CONDITIONS PRECEDENT.

This Amendment shall be effective as of the date hereof when each of the following conditions is satisfied or waived by the Administrative Agent:

3.1    This Amendment shall be executed by the Borrower and the Required Lenders.

3.2    The Guarantors shall have signed the Consent and Agreement hereto.

3.3    The Administrative Agent shall have received such other documents, and such other conditions shall be satisfied, including the final terms of the Convertible Senior Note, as requested by the Administrative Agent.

ARTICLE 4.

MISCELLANEOUS.

4.1    References in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time. This Amendment is a Loan Document.

4.2    Except as expressly amended hereby, the Borrower agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. Nothing herein shall be deemed to entitle the Borrower to any future consent to, or waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

4.3    This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and signatures sent by facsimile or other electronic imaging shall be enforceable as originals.

4.4    This Amendment is governed by, and construed in accordance with, the law of the State of Michigan.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ALTAIR ENGINEERING INC.

By:	/s/ James Scapa
	Name:	James Scapa
	Title:	Chief Executive Officer

SIGNATURE PAGE - SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT – ALTAIR ENGINEERING INC.

JPMORGAN CHASE BANK, N.A.,
as a Lender and as Administrative Agent

By:	/s/ Daniel J. Maniaci
	Name:	Daniel J. Maniaci
	Title:	VP

SIGNATURE PAGE - SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT – ALTAIR ENGINEERING INC.

ROYAL BANK OF CANADA,
as Syndication Agent and as a Lender

By:	/s/ Sheldon Pinto
	Name:	Sheldon Pinto
	Title:	Authorized Signatory

SIGNATURE PAGE - SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT – ALTAIR ENGINEERING INC.

CONSENT AND AGREEMENT

Each of the undersigned hereby fully consents to the terms and provisions of the Second Amendment to Third Amended and Restated Credit Agreement dated as of June 5, 2019 (the “Second Amendment”) among Altair Engineering Inc. (the “Borrower”), the Lenders party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, and the consummation of the transactions contemplated by the Second Amendment, and acknowledges and agrees to all terms and provisions of the Second Amendment applicable to it, including without limitation all covenants, representations and warranties, releases, indemnifications, and all other terms and provisions, and further confirms and agrees that the Loan Documents, including without limitation the Credit Agreement as amended by the Second Amendment, are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

[Signature Pages Follow]

ALTAIR ENGINEERING INC.

By:	/s/ James Scapa
	Name:	James Scapa
	Title:	Chief Executive Officer

ALTAIR PRODUCT DESIGN, INC.

By:	/s/ James Scapa
	Name:	James Scapa
	Title:	President

ILUMISYS, INC.

By:	/s/ James Scapa
	Name:	James Scapa
	Title:	President

ALTAIR BELLINGHAM II, LLC
By: Altair Engineering Inc., its sole member

By:	/s/ James Scapa
	Name:	James Scapa
	Title:	President

DATAWATCH CORPORATION

By:	/s/ James Scapa
	Name:	James Scapa
	Title:	President

SIGNATURE PAGE - CONSENT AND AGREEMENT – GUARANTORS – SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT – ALTAIR ENGINEERING INC.

ALTAIR BELLINGHAM LLC
By: Altair Engineering Inc., its sole member

By:	/s/ James Scapa
	Name:	James Scapa
	Title:	President

SOLIDTHINKING, INC.

By:	/s/ Steve M. Rivkin
	Name:	Steve M. Rivkin
	Title:	Secretary

WEYV, INC.

By:	/s/ James Scapa
	Name:	James Scapa
	Title:	President

RUNTIME DESIGN AUTOMATION

By:	/s/ James Scapa
	Name:	James Scapa
	Title:	President

SIGNATURE PAGE - CONSENT AND AGREEMENT – GUARANTORS – SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT – ALTAIR ENGINEERING INC.